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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant [   ]
Filed by a party other than the registrant [X]

Check the appropriate box:
[  ]  Preliminary proxy statement         [   ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))
[   ]  Definitive proxy statement
[   ]  Definitive additional materials
[ X ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                              DEL WEBB CORPORATION
                (Name of Registrant as Specified In Its Charter)

                               J.F. SHEA CO., INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[   ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


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J.F. Shea Co., Inc., whose principal address is 655 Brea Canyon Road, Walnut,
California 91789 (telephone 909-594-9500) ("J.F. Shea"), is filing this Schedule 14A with respect to a press release issued by it and the election of directors at the 2000 Annual Meeting of Shareholders of Del Webb Corporation ("Del Webb"), which election has been contested by Pacific Partners LLC ("Pacific Partners").

The following persons may be deemed to be "participants" in this solicitation under the federal securities laws: J.F. Shea, John F. Shea, President and Chief Executive Officer and a principal shareholder of J.F. Shea, and Bruce J. Varker, Executive Vice President of Finance and Planning of J.F. Shea, Roy Humphreys, President and Chief Executive Officer of Shea Homes, Batchelder & Partners, Inc., financial adviser to J.F. Shea, David H. Batchelder, Chairman and Chief Executive Officer, Batchelder & Partners, Inc., Joel L. Reed, President and Chief Operating Officer of Batchelder & Partners, Inc., Kathleen D. Scott, Partner of Batchelder & Partners, Inc., and Ralph V. Whitworth, Partner of Batchelder & Partners, Inc.

J.F. Shea has expressed an interest in pursuing a negotiated transaction to acquire all of the outstanding common stock of Del Webb at a price of $30.00 per share, subject to limited confirmatory due diligence. Del Webb has refused to negotiate any transaction, and J.F. Shea has expressed no interest in pursuing a transaction other than on a negotiated basis. J.F. Shea has announced that if the Pacific Partners director nominees are not elected at the 2000 Annual Meeting, J.F. Shea intends to withdraw its offer to acquire the outstanding common stock of Del Webb. The only other interest of the participants in the solicitation is by stock ownership; J.F. Shea owns 62,100 shares of Del Webb common stock.

J.F. Shea intends to file with the Securities and Exchange Commission and deliver to Del Webb shareholders a definitive proxy statement relating to the 2000 Annual Meeting. Security holders should read the proxy statement when it is available because it will contain important information. Once filed with the Commission, the proxy statement and other relevant documents can be obtained free of charge at the Commission's web site (www.sec.gov).


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                                                                    NEWS RELEASE

CONTACTS:
Bruce Varker
J.F. Shea Co., Inc.
909/598-1841
or
Daniel H. Burch
MacKenzie Partners, Inc.
212/929-5748

FOR IMMEDIATE RELEASE:

                   J.F. SHEA CO. ISSUES RESPONSE TO DEL WEBB;
                 SHEA MAKES CLEAR IT WILL WITHDRAW $30 PROPOSAL
                    IF PACIFIC PARTNERS SLATE IS NOT ELECTED

WALNUT, CA, October 25, 2000 - J.F. Shea Co. today announced that it has issued a response to the recent comments made by the management of Del Webb Corporation (NYSE: WBB) regarding Shea's ability to finance its proposed acquisition of Del Webb.

In a letter dated October 25, to the Board of Directors of Del Webb, Shea also made clear that if the slate of directors being nominated by Pacific Partners in opposition to two of management's nominees is not elected at the upcoming annual meeting of Del Webb, it intends to withdraw its offer to acquire Del Webb for $30 cash per share.

As previously announced, Del Webb has scheduled its Annual Meeting for Thursday, November 2, 2000. At the meeting, Pacific Partners, LLC has nominated two independent directors in opposition to two of the three management directors standing for election. J.F. Shea intends to vote its shares for the election of the two Pacific Partners nominees.

J.F. Shea Co., Inc. together with its affiliates and subsidiaries is one of the nation's largest builders and developers of master planned communities, homes, apartments, offices, industrial parks and neighborhood and community shopping centers and also operates as a civil infrastructure contractor and venture capital investor. The company is privately owned and has been in business for over 120 years. Shea's growth has been both internal and through acquisitions, including the 1997 acquisition of Mission Viejo Company and the 1998 acquisition of UDC Homes, Inc. with a combined transaction value of approximately $940 million. Further information may be obtained by visiting J.F. Shea's website at www.jfshea.com.


                                    - more -
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J.F. Shea Co. Response to Del Webb
October 25, 2000
Page Two

A copy of Shea's letter to Del Webb follows:

                            [John F. Shea Letterhead]

October 25, 2000

Board of Directors
Del Webb Corp.
6001 North 24th Street
Phoenix, AZ  85016


Gentlemen:

In response to continuing public comments by Del Webb management questioning J.
F. Shea Co., Inc.'s financial ability to consummate an acquisition of all of the outstanding Del Webb common stock for $30 per share, subject to limited confirmatory due diligence, the Shea group is committing that it will obtain or provide all of the necessary equity financing to complete this transaction. The Shea group has more than sufficient financial capacity and liquidity, outside of J.F. Shea Co., Inc., to ensure the combined company has the proper capital structure and the ability to undertake a highly attractive growth plan. Combined with our previously sent letter from Wells Fargo Bank stating their interest and ability to finance this transaction, we trust these facts finally lay this matter to rest.

Also, you have publicly questioned our request for due diligence. By its nature, limited confirmatory due diligence will overlap with some publicly available information. We are requesting access to documents that will confirm what you have disclosed publicly. We have done a substantial amount of financial modeling, analyses and structuring, and simply wish to validate the work we have performed. I take issue to Mr. Hanneman's comment that we have not done our "homework." We have spent a tremendous amount of time and resources analyzing this transaction, in preparation for a prompt consummation, if given the opportunity.

In addition, we believe the upcoming vote for the board of directors is a referendum on whether the Del Webb shareholders desire a review of strategic alternatives for the company, including consideration of any reasonable outside offers for the company, such as the one we have proposed. Accordingly, if the Del Webb shareholders do not elect the

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J.F. Shea Co. Response to Del Webb
October 25, 2000
Page Three


Pacific Partners slate of directors, who have publicly stated they are in favor of analyzing strategic alternatives for enhancing shareholder value, we will interpret that action as a statement by the shareholders that they do not want to consider offers such as ours. Accordingly, if the Pacific Partners slate is not chosen, we reluctantly will withdraw our proposal. On the other hand, if Pacific Partners' slate is elected, we presume the board will recognize that action as a mandate and promptly commence discussions with us.

Finally, we note that the price of Del Webb stock prior to Pacific Partners' public announcement of its stock position was $19 3/8 and the stock price just prior to your public announcement of our offer was $22 3/8. We believe the principal reason the stock price is at its high level of today is due to our offer and the efforts undertaken by Pacific Partners.

We continue to urge your serious consideration of our offer.

Sincerely,

/signature/

John F. Shea

cc:  Board of Directors
     Robertson C. Jones
     Frank M. Placenti




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